Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2022 Financial Results

LUBBOCK, Texas, July 22, 2022 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Highlights

●	Net income for the second quarter of 2022 was $15.9 million, compared to $14.3 million for the first quarter of 2022 and $13.7 million for the second quarter of 2021.
●	Diluted earnings per share for the second quarter of 2022 was $0.88, compared to $0.78 for the first quarter of 2022 and $0.74 for the second quarter of 2021.
●	Average cost of deposits for the second quarter of 2022 was 27 basis points, compared to 23 basis points for the first quarter of 2022 and 27 basis points for the second quarter of 2021.
●
The Company did not record a provision for loan losses in the second quarter of 2022, compared to negative provisions for loan losses of $2.1 million for the first quarter of 2022 and $2.0 million for the second quarter of 2021.

●	Loans held for investment grew $126.9 million, or 20.8% annualized, during the second quarter of 2022 as compared to March 31, 2022.
●	Nonperforming assets to total assets were 0.20% at June 30, 2022, compared to 0.33% at March 31, 2022 and 0.37% at June 30, 2021.
●	Return on average assets for the second quarter of 2022 was 1.61% annualized, compared to 1.47% annualized for the first quarter of 2022 and 1.46% annualized for the second quarter of 2021.
●	Tangible book value (non-GAAP) per share was $19.49 as of June 30, 2022, compared to $20.49 per share as of March 31, 2022 and $20.35 per share as of June 30, 2021.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Our second quarter results are a clear validation of our strategy designed to grow our commercial lending team in our major markets of Dallas, Houston and El Paso as we strive to put our excess liquidity to work in higher yielding loans while deliberately managing the decline in our mortgage business as we focus on growing the earnings power of the Company. During the quarter, we grew our loan portfolio 20.8% annualized with strength coming from commercial real estate loans in our major markets. We continue to benefit from our newly-hired commercial lenders who are building their loan portfolios more quickly than anticipated combined with our existing team’s continued focus on organic growth. Importantly, we believe our mortgage banking revenues have largely bottomed. This represents a true inflection point in our business as the financial benefits of our strong second quarter loan growth will drive improved earnings power as we look to the second half of the year and which, we believe, is not currently reflected in our share price. Given our view that our shares are trading below intrinsic value, we increased the pace of our share repurchases in the second quarter having repurchased approximately 257,000 shares as compared to 106,000 shares in the first quarter of 2022.”

Results of Operations, Quarter Ended June 30, 2022

Net Interest Income

Net interest income was $37.1 million for the second quarter of 2022, compared to $29.9 million for the first quarter of 2022 and $29.6 million for the second quarter of 2021. Net interest margin, calculated on a tax-equivalent basis, was 4.02% for the second quarter of 2022, compared to 3.33% for the first quarter of 2022 and 3.42% for the second quarter of 2021. The average yield on loans was 5.57% for the second quarter of 2022, compared to 4.80% for the first quarter of 2022 and 4.97% for the second quarter of 2021. The average cost of deposits was 27 basis points for the second quarter of 2022, which is 4 basis points higher than the first quarter of 2022 and consistent with the second quarter of 2021.

Interest income was $40.8 million for the second quarter of 2022, compared to $33.1 million for the first quarter of 2022 and $33.0 million for the second quarter of 2021. Interest income increased $7.7 million in the second quarter of 2022 from the first quarter of 2022, which was comprised of increases of $6.1 million in loan interest income and $1.6 million in interest income from securities and other interest-earning assets. The increase in loan interest income was primarily due to an increase of $66.7 million in average loans outstanding, the rising interest rate environment, and $4.4 million of interest income received related to four credits for the recovery of interest on previously charged-off credits, purchase discount principal recovery, and prepayment penalties during the second quarter of 2022. Interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans was $898 thousand during the second quarter of 2022. Excluding the $4.4 million of large loan recoveries and prepayment penalties, the yield on loans was 4.88% during the second quarter of 2022, an increase of 8 basis points from the first quarter of 2022, while net interest margin, on a tax-equivalent basis, was 3.54% during the second quarter of 2022, compared to 3.33% for the first quarter of 2022. The increase in interest income on securities and other interest-earning assets was primarily due to securities purchases and rising rates. Interest income increased $7.7 million in the second quarter of 2022 compared to the second quarter of 2021. This increase was primarily due to the large loan recoveries and prepayment penalties noted above and an increase of average non-PPP loans of $319.3 million, partially offset by a decrease of $1.4 million of PPP loan interest and fees. During the second quarter of 2022, the Company recognized $854 thousand in deferred PPP-related SBA fees. At June 30, 2022, the Company had $401 thousand of deferred PPP fees that have not been accreted to income, the majority of which are expected to be recognized as PPP loans continue to be forgiven by the SBA over the next several quarters.

Interest expense was $3.6 million for the second quarter of 2022, compared to $3.1 million for the first quarter of 2022 and $3.4 million for the second quarter of 2021. Interest expense increased $514 thousand compared to the first quarter of 2022 primarily as a result of rising interest rates on interest-bearing liabilities, with the increase being primarily comprised of interest expense on deposits. Interest expense increased $224 thousand compared to the second quarter of 2021, with interest rates paid on interest-bearing deposits remaining consistent.

Noninterest Income and Noninterest Expense

Noninterest income was $18.8 million for the second quarter of 2022, compared to $23.7 million for the first quarter of 2022 and $22.3 million for the second quarter of 2021. The decrease from the first quarter of 2022 was primarily due to a decrease of $5.0 million in mortgage banking activities revenue. This decrease in mortgage banking revenues was mainly the result of the planned moderation of mortgage loan originations to more historical levels as mortgage loan originations declined $28.0 million, or 12%, partially offset by a $1.2 million positive fair value adjustment to the Company’s mortgage servicing rights portfolio. Additionally, there was increased income again during the second quarter of 2022 from an investment in a Small Business Investment Company (“SBIC”) of $940 thousand, consistent with $869 thousand in the first quarter of 2022. The decrease in noninterest income for the second quarter of 2022 as compared to the second quarter of 2021 was primarily due to a decline of $5.0 million in mortgage banking activities revenue. This decrease was partially offset by the growth in bank card services and interchange fees, income from insurance activities, and the increased SBIC income noted above.

Noninterest expense was $36.0 million for the second quarter of 2022, compared to $37.9 million for the first quarter of 2022 and $36.8 million for the second quarter of 2021. The decrease from the first quarter of 2022 was primarily the result of a decrease of $1.3 million in mortgage commissions expense and related supporting personnel expense from the decline in mortgage loan originations, partially offset by higher costs for new hires in commercial lending and incentive-based compensation related to strong results during the quarter. Additionally, there was a decrease of $1.2 million in all other noninterest expenses, primarily from the decrease in non-personnel variable mortgage-based expenses and $362 thousand in loss on fixed asset disposals during the first quarter of 2022, partially offset by a $242 thousand increase in legal expenses. The decrease in noninterest expense for the second quarter of 2022 as compared to the second quarter of 2021 was primarily driven by lower mortgage commissions and other variable mortgage-based expenses due to the reduction in mortgage loan originations, partially offset by additional commercial lenders hired as part of a planned initiative, and an increase of $1.1 million in legal expenses.

Loan Portfolio and Composition

Loans held for investment were $2.58 billion as of June 30, 2022, compared to $2.45 billion as of March 31, 2022 and $2.30 billion as of June 30, 2021. The $126.9 million, or 20.8% annualized, increase during the second quarter of 2022 as compared to the first quarter of 2022 was primarily the result of organic net loan growth of $148.2 million, partially offset by a decrease due to SBA forgiveness and repayments of $21.3 million in PPP loans during the second quarter of 2022. The organic loan growth remained relationship-focused and occurred primarily in commercial real estate loans, residential mortgage loans, and consumer auto loans. As of June 30, 2022, loans held for investment increased $277.0 million, or 12.0% year over year, from June 30, 2021, attributable to strong organic loan growth, partially offset by SBA forgiveness or repayments of $107.1 million on PPP loans.

Agricultural production loans were $88.8 million as of June 30, 2022, compared to $67.4 million as of March 31, 2022 and $96.2 million as of June 30, 2021. The increase of $21.4 million from the first quarter of 2022 is due to typical seasonal funding of these agricultural production loans.

Deposits and Borrowings

Deposits totaled $3.43 billion as of June 30, 2022, compared to $3.45 billion as of March 31, 2022 and $3.16 billion as of June 30, 2021. Deposits decreased by $24.3 million, or 2.8%, in the second quarter of 2022 from March 31, 2022, primarily as a result of large tax payments made during the quarter. As of June 30, 2022, deposits increased $267.3 million, or 8.5% year over year, from June 30, 2021. Noninterest-bearing deposits were $1.20 billion as of June 30, 2022, compared to $1.13 billion as of March 31, 2022 and $998.9 million as of June 30, 2021. Noninterest-bearing deposits represented 34.9% of total deposits as of June 30, 2022. The increase in deposits noted above is primarily a result of organic growth.

Asset Quality

The Company did not record a provision for loan losses in the second quarter of 2022, compared to negative provisions for loan losses of $2.1 million in the first quarter of 2022 and $2.0 million for the second quarter of 2021. Overall, the Company continued to experience improving credit metrics in the loan portfolio during the second quarter of 2022, specifically in the hotel segment. The improving credit metrics, offset by the growth in the loan portfolio, resulted in no provision expense for the quarter. Additionally, subsequent to June 30, 2022, the Company experienced a full payoff of an approximately $10 million classified hotel credit. Nevertheless, there is continued uncertainty about future economic conditions due to the rising interest rate environment and persistent high inflation levels, and additional or reversal provisions for loan losses may be necessary in future periods.

The ratio of allowance for loan losses to loans held for investment was 1.54% as of June 30, 2022, compared to 1.62% as of March 31, 2022 and 1.87% as of June 30, 2021.

The ratio of nonperforming assets to total assets as of June 30, 2022 was 0.20%, compared to 0.33% as of March 31, 2022 and 0.37% at June 30, 2021. Annualized net charge-offs were (0.02)% for the second quarter of 2022, compared to 0.06% for the first quarter of 2022 and 0.01% for the second quarter of 2021.

Capital

Book value per share decreased to $20.90 at June 30, 2022, compared to $21.90 at March 31, 2022. The decline was mainly driven by a $30.5 million dollar decrease in accumulated other comprehensive income (“AOCI”), partially offset by an increase of $14.0 million of net income after dividends paid. The decrease in AOCI was attributed to the decline in fair value of our available for sale securities and fair value hedges, net of tax, as a result of the rising interest rate environment.

Conference Call

South Plains will host a conference call to discuss its second quarter 2022 financial results today, July 22, 2022, at 11:00 a.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13730416. The replay will be available until August 5, 2022.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic (and any current or future variants thereof) on our customers, changes in market interest rates, the persistence of the inflationary environment in the United States and our market areas, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Selected Income Statement Data:
Interest income	$40,752	$33,080	$34,600	$34,438	$33,016
Interest expense	3,647	3,133	3,151	3,260	3,423
Net interest income	37,105	29,947	31,449	31,178	29,593
Provision for loan losses	-	(2,085)	-	-	(2,007)
Noninterest income	18,835	23,697	22,928	25,791	22,250
Noninterest expense	36,003	37,924	36,132	38,063	36,778
Income tax expense	4,001	3,527	3,631	3,716	3,422
Net income	15,936	14,278	14,614	15,190	13,650
Per Share Data (Common Stock):
Net earnings, basic	0.91	0.81	0.82	0.85	0.76
Net earnings, diluted	0.88	0.78	0.79	0.82	0.74
Cash dividends declared and paid	0.11	0.11	0.09	0.09	0.07
Book value	20.90	21.90	22.94	22.34	21.81
Tangible book value (non-GAAP)	19.49	20.49	21.51	20.90	20.35
Weighted average shares outstanding, basic	17,490,706	17,716,136	17,777,542	17,931,174	18,039,553
Weighted average shares outstanding, dilutive	18,020,548	18,392,397	18,433,038	18,463,697	18,553,050
Shares outstanding at end of period	17,417,094	17,673,407	17,760,243	17,824,094	18,014,398
Selected Period End Balance Sheet Data:
Cash and cash equivalents	375,690	528,612	486,821	327,600	383,949
Investment securities	763,943	793,404	724,504	752,562	777,613
Total loans held for investment	2,580,493	2,453,631	2,437,577	2,429,041	2,303,462
Allowance for loan losses	39,785	39,649	42,098	42,768	42,963
Total assets	3,974,772	3,999,744	3,901,855	3,774,175	3,712,915
Interest-bearing deposits	2,230,105	2,318,942	2,269,855	2,157,981	2,159,554
Noninterest-bearing deposits	1,195,732	1,131,215	1,071,367	1,054,264	998,941
Total deposits	3,425,837	3,450,157	3,341,222	3,212,245	3,158,495
Borrowings	122,261	122,214	122,168	122,121	125,965
Total stockholders’ equity	364,026	387,068	407,427	398,276	392,815
Summary Performance Ratios:
Return on average assets	1.61%	1.47%	1.50%	1.61%	1.46%
Return on average equity	17.02%	14.58%	14.39%	15.24%	14.27%
Net interest margin (1)	4.02%	3.33%	3.50%	3.58%	3.42%
Yield on loans	5.57%	4.80%	4.90%	4.99%	4.97%
Cost of interest-bearing deposits	0.42%	0.34%	0.35%	0.37%	0.40%
Efficiency ratio	64.01%	70.30%	66.07%	66.45%	70.52%
Summary Credit Quality Data:
Nonperforming loans	7,889	12,141	10,598	10,895	12,538
Nonperforming loans to total loans held for investment	0.31%	0.49%	0.43%	0.45%	0.54%
Other real estate owned	59	1,141	1,032	1,081	1,146
Nonperforming assets to total assets	0.20%	0.33%	0.30%	0.32%	0.37%
Allowance for loan losses to total loans held for investment	1.54%	1.62%	1.73%	1.76%	1.87%
Net charge-offs to average loans outstanding (annualized)	(0.02)%	0.06%	0.11%	0.03%	0.01%

	As of and for the quarter ended
	June 30 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Capital Ratios:
Total stockholders’ equity to total assets	9.16%	9.68%	10.44%	10.55%	10.58%
Tangible common equity to tangible assets (non-GAAP)	8.59%	9.11%	9.85%	9.94%	9.94%
Common equity tier 1 to risk-weighted assets	12.24%	12.86%	12.91%	12.68%	13.14%
Tier 1 capital to average assets	10.93%	10.78%	10.77%	10.83%	10.54%
Total capital to risk-weighted assets	17.32%	18.22%	18.40%	18.21%	18.95%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2022			June 30, 2021

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,531,085	$34,522	5.47%	$2,211,825	$27,084	4.91%
Loans - PPP	18,179	898	19.81%	156,977	2,277	5.82%
Debt securities - taxable	637,814	3,538	2.22%	543,527	2,377	1.75%
Debt securities - nontaxable	217,023	1,439	2.66%	220,006	1,465	2.67%
Other interest-bearing assets	329,869	658	0.80%	370,634	122	0.13%

Total interest-earning assets	3,733,970	41,055	4.41%	3,502,969	33,325	3.82%
Noninterest-earning assets	238,575			255,093

Total assets	$3,972,545			$3,758,062

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,903,452	1,357	0.29%	$1,873,699	1,150	0.25%
Time deposits	334,819	960	1.15%	326,043	1,036	1.27%
Short-term borrowings	4	-	0.00%	6,429	1	0.06%
Notes payable & other long-term borrowings	-	-	0.00%	4,121	3	0.29%
Subordinated debt securities	75,845	1,013	5.36%	75,682	1,012	5.36%
Junior subordinated deferrable interest debentures	46,393	317	2.74%	46,393	221	1.91%

Total interest-bearing liabilities	2,360,513	3,647	0.62%	2,332,367	3,423	0.59%
Demand deposits	1,171,454			1,002,737
Other liabilities	65,031			39,215
Stockholders’ equity	375,547			383,743

Total liabilities & stockholders’ equity	$3,972,545			$3,758,062

Net interest income		$37,408			$29,902
Net interest margin (2)			4.02%			3.42%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2022			June 30, 2021

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,489,048	$63,146	5.12%	$2,187,470	$53,367	4.92%
Loans - PPP	26,886	1,653	12.40%	168,238	5,275	6.32%
Debt securities - taxable	579,243	5,892	2.05%	544,761	4,809	1.78%
Debt securities - nontaxable	217,672	2,887	2.67%	218,351	2,946	2.72%
Other interest-bearing assets	398,670	862	0.44%	350,434	222	0.13%

Total interest-earning assets	3,711,519	74,440	4.04%	3,469,253	66,619	3.87%
Noninterest-earning assets	250,376			262,351

Total assets	$3,961,895			$3,731,604

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,920,608	2,268	0.24%	$1,840,831	2,254	0.25%
Time deposits	336,962	1,939	1.16%	325,213	2,089	1.30%
Short-term borrowings	4	-	0.00%	15,726	5	0.06%
Notes payable & other long-term borrowings	-	-	0.00%	39,283	38	0.20%
Subordinated debt securities	75,822	2,025	5.39%	75,659	2,031	5.41%
Junior subordinated deferrable interest debentures	46,393	548	2.38%	46,393	444	1.93%

Total interest-bearing liabilities	2,379,789	6,780	0.57%	2,343,105	6,861	0.59%
Demand deposits	1,137,772			969,040
Other liabilities	57,936			41,408
Stockholders’ equity	386,398			378,051

Total liabilities & stockholders’ equity	$3,961,895			$3,731,604

Net interest income		$67,660			$59,758
Net interest margin (2)			3.68%			3.47%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2022	December 31, 2021

Assets
Cash and due from banks	$67,127	$68,425
Interest-bearing deposits in banks	308,563	418,396
Federal funds sold	—	—
Investment securities	763,943	724,504
Loans held for sale	37,949	76,507
Loans held for investment	2,580,493	2,437,577
Less: Allowance for loan losses	(39,785)	(42,098)
Net loans held for investment	2,540,708	2,395,479
Premises and equipment, net	56,531	57,699
Goodwill	19,508	19,508
Intangible assets	5,112	5,895
Mortgage servicing assets	27,505	19,700
Other assets	147,826	115,742
Total assets	$3,974,772	$3,901,855

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$1,195,732	$1,071,367
Interest-bearing deposits	2,230,105	2,269,855
Total deposits	3,425,837	3,341,222
Other borrowings	-	-
Subordinated debt securities	75,868	75,775
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	62,648	31,038
Total liabilities	3,610,746	3,494,428
Stockholders’ Equity
Common stock	17,417	17,760
Additional paid-in capital	125,332	133,215
Retained earnings	268,109	242,750
Accumulated other comprehensive income (loss)	(46,832)	13,702
Total stockholders’ equity	364,026	407,427
Total liabilities and stockholders’ equity	$3,974,772	$3,901,855

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Interest income:
Loans, including fees	$35,419	$29,360	$64,797	$58,640
Other	5,333	3,656	9,035	7,358
Total Interest income	40,752	33,016	73,832	65,998
Interest expense:
Deposits	2,317	2,186	4,207	4,343
Subordinated debt securities	1,013	1,012	2,025	2,031
Trust preferred subordinated debentures	317	221	548	444
Other	-	4	-	43
Total Interest expense	3,647	3,423	6,780	6,861
Net interest income	37,105	29,593	67,052	59,137
Provision for loan losses	-	(2,007)	(2,085)	(1,918)
Net interest income after provision for loan losses	37,105	31,600	69,137	61,055
Noninterest income:
Service charges on deposits	1,612	1,599	3,385	3,172
Income from insurance activities	1,577	1,240	3,147	2,352
Mortgage banking activities	8,669	13,711	22,306	32,527
Bank card services and interchange fees	3,478	3,073	6,700	5,715
Other	3,499	2,627	6,994	4,984
Total Noninterest income	18,835	22,250	42,532	48,750
Noninterest expense:
Salaries and employee benefits	21,990	23,377	44,693	47,695
Net occupancy expense	4,033	3,499	7,770	7,064
Professional services	2,647	1,522	5,272	3,095
Marketing and development	705	812	1,425	1,380
Other	6,628	7,568	14,767	14,601
Total noninterest expense	36,003	36,778	73,927	73,835
Income before income taxes	19,937	17,072	37,742	35,970
Income tax expense (benefit)	4,001	3,422	7,528	7,160
Net income	$15,936	$13,650	$30,214	$28,810

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2022	December 31, 2021

Loans:
Commercial Real Estate	$806,538	$755,444
Commercial - Specialized	351,609	378,725
Commercial - General	483,964	460,024
Consumer:
1-4 Family Residential	407,881	387,690
Auto Loans	299,703	240,719
Other Consumer	78,124	68,113
Construction	152,674	146,862
Total loans held for investment	$2,580,493	$2,437,577

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2022	December 31, 2021

Deposits:
Noninterest-bearing demand deposits	$1,195,732	$1,071,367
NOW & other transaction accounts	357,767	395,322
MMDA & other savings	1,532,139	1,534,795
Time deposits	340,199	339,738
Total deposits	$3,425,837	$3,341,222

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Pre-tax, pre-provision income
Net income	$15,936	$14,278	$14,614	$15,190	$13,650
Income tax expense	4,001	3,527	3,631	3,716	3,422
Provision for loan losses	-	(2,085)	-	-	(2,007)
Pre-tax, pre-provision income	$19,937	$15,720	$18,245	$18,906	$15,065

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	June 30, 2022	March 31, 2022	December 31, 2021		September 30, 2021		June 30, 2021
Tangible common equity
Total common stockholders’ equity	$364,026	$387,068	$	$ 407,427	$	$ 398,276	$	$ 392,815
Less: goodwill and other intangibles	(24,620)	(25,011)		(25,403)		(25,804)		(26,226)

Tangible common equity	$339,406	$362,057	$	$ 382,024	$	$ 372,472	$	$ 366,589

Tangible assets
Total assets	$3,974,772	$3,999,744	$	$ 3,901,855	$	$ 3,774,175	$	$ 3,712,915
Less: goodwill and other intangibles	(24,620)	(25,011)		(25,403)		(25,804)		(26,226)

Tangible assets	$3,950,152	$3,974,733	$	$ 3,876,452	$	$ 3,748,371	$	$ 3,686,689

Shares outstanding	17,417,094	17,673,407		17,760,243		17,824,094		18,014,398

Total stockholders’ equity to total assets	9.16%	9.68%		10.44%		10.55%		10.58%
Tangible common equity to tangible assets	8.59%	9.11%		9.85%		9.94%		9.94%
Book value per share	$20.90	$21.90		$22.94		$22.34		$21.81
Tangible book value per share	$19.49	$20.49		$21.51		$20.90		$20.35